EXHIBIT 10.1
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     AMENDMENT BETWEEN ANGIOTECH PHARMACEUTICALS, INC. AND BOSTON SCIENTIFIC
      CORPORATION MODIFYING JULY 9, 1997 LICENSE AGREEMENT AMONG ANGIOTECH PHARMACEUTICALS, INC., BOSTON SCIENTIFIC CORPORATION, AND COOK INCORPORATED

         This Amendment is made and entered into as of this 23nd day of November, 2004, by and between Angiotech Pharmaceuticals, Inc., a corporation organized under the laws of the Province of British Columbia ("Angiotech"), and Boston Scientific Corporation, a Delaware corporation ("BSC").

         WHEREAS, Angiotech, BSC, and Cook Incorporated ("Cook") entered into the "License Agreement Among Angiotech Pharmaceuticals, Inc., Boston Scientific Corporation and Cook Incorporated" dated July 9, 1997, under which Angiotech agreed to license on a co-exclusive basis to Cook and BSC certain patent rights, license rights, and technology relating to the use of paclitaxel or other agents as a coating for certain medical devices, and BSC and Angiotech have amended that agreement on December 13, 1999 (collectively, the "Angiotech License Agreement");

         WHEREAS, BSC has been advised that, effective as of September 24, 2004 and pursuant to the Angiotech License Agreement, Angiotech and Cook agreed, by Amendment to the Angiotech License Agreement ("Cook Amendment"), to terminate Cook's worldwide rights and licenses within the Licensed Field of Use and Licensed Applications to use, manufacture, have manufactured, distribute and sell, and to grant sublicenses to its Affiliates to use, manufacture, have manufactured, distribute and sell, the Angiotech Technology in the Coronary Vascular Field of Use;

         WHEREAS, BSC is not a party to the Cook Amendment and is not bound by any terms, conditions, premises, understandings, and/or provisions thereof except to the extent as expressly agreed in a September 24, 2004 letter from BSC to Angiotech; and

         WHEREAS, as provided herein, Angiotech and BSC desire to amend the Angiotech License Agreement to modify certain rights and licenses granted to BSC;

         NOW THEREFORE, Angiotech and BSC hereby agree as follows:

    1. BSC hereby exercises its rights under Section 9.3 of the Angiotech License Agreement to cause to become exclusive its right and license to use, manufacture, have manufactured, distribute and sell, and to grant sublicenses to its Affiliates to use, manufacture, have manufactured, distribute and sell, the Angiotech Technology in the "Coronary Vascular Field of Use" for use in the Licensed Applications. As used herein, the "Coronary Vascular Field of Use" means endoluminal vascular Licensed Applications for the treatment and/or prevention of disease of the coronary arteries and their branches, or other vasculature providing blood flow to the heart.

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    2.   Angiotech hereby grants to BSC the right for BSC to sublicense to any third party any or all rights or licenses within the Licensed Field of Use and Licensed Applications to use, manufacture, have manufactured, distribute, and sell the Angiotech Technology in the Coronary Vascular Field of Use subject to the provisions in the Licenses. Regarding any sublicenses granted or to be granted under this Paragraph, BSC agrees to comply with all obligations regarding any such sublicenses that may arise under any License, including but not limited to those set forth in paragraphs 4.01-4.04 of the March 28, 2002 Public Health Service Patent License Agreement -- Exclusive (the "PHS Agreement"), provided that Angiotech will continue to be responsible for any amounts due the licensors under any License. In addition BSC shall provide Angiotech notice of any sublicense granted pursuant to this Section 2 sufficient for Angiotech to provide notice to the licensor under the relevant License. Angiotech agrees not to amend the existing Licenses in the Coronary Vascular Field of Use without the prior consent of BSC nor enter into new Licenses that limit BSC's ability to sublicense Angiotech Technology and/or New Angiotech Technology in the Coronary Vascular Field of Use without the prior consent of BSC.

    3. In consideration of the right to sublicense granted by Angiotech to BSC hereunder and as further consideration for the other modifications to the Angiotech License Agreement as set forth herein, BSC agrees to pay Angiotech on November 24, 2004, $13,900,000.00 (US). In addition, pursuant to Section 9.3 of the Angiotech License Agreement, as of November 24, 2004, BSC royalty rates set forth in Section 3.2 of the Angiotech License Agreement shall be increased by 1% solely with respect to Net Sales within the Coronary Vascular Field of Use. Specifically, the royalty rates set forth in Sections 3.2(a) shall be increased in the Coronary Vascular Field of Use for use in the Licensed Applications to the following rates: Section 3.2(a)(i), six percent (6%); Section 3.2(a)(ii), eight percent (8%); Section 3.2(a)(iii), eleven percent (11%), and after the $100,000,000 payment threshold, nine percent (9%).

    4. In the event that Cook, its Affiliates, Distributors, or agents make any sales at any time in any Geographic Area of the Logic(TM) PTX(TM) and/or V-Flex Plus PTX(TM) drug eluting coronary stents in the Coronary Vascular Field of Use, but only so long as said sales are expressly permissible under the terms of the Cook Amendment, BSC agrees that:

         (a) Section 8.11 of the Angiotech License Agreement does not apply to any such sales by Cook, its Affiliates, or Distributors; and

         (b) the De Facto Exclusivity (of Section 3.3 of the Angiotech License Agreement) for any BSC Eligible Product in any particular country shall not be deemed to be lost as a result of any such sales by Cook, its Affiliates, or Distributors.

    5. Subject to subsection (a) and (b) hereof, BSC agrees that if it exercises its right under this Amendment to grant a sublicense in the Coronary Vascular Field of Use to a third party, within thirty (30) days of the close of any such transaction, BSC (or its successors or assigns, as the case may be) will pay to Angiotech 15% of the fair market value of all non-recurring, monetary and/or non-monetary consideration received by BSC or any of its Affiliates, successors, or assigns from or on behalf of such third party for receipt of such

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         sublicense. Notwithstanding any assessment of actual fair market value for said consideration, the minimum amount due Angiotech under such circumstances for any sublicense shall be $100 million ($100,000,000), and the maximum amount due Angiotech under such circumstances shall be $250 million ($250,000,000). Notwithstanding the foregoing:

         (a) No payment shall be due from BSC for the fair market value of non-recurring consideration if BSC's primary purpose for the grant of such a sublicense is to maintain the ability to manufacture, use, offer for sale, and/or sell Stent Products or Endoluminal Products for Licensed Applications. However, before any such sublicense is granted to a third party, BSC agrees to inform Angiotech of such sublicense;

         (b) In the event that BSC is required to offer a sublicense by any governmental agency or court order for any reason, then there shall be no minimum payment due Angiotech as a result of said sublicense;

          (c) Any amounts due shall be based solely on the fair market value of any and all consideration received for said sublicense only. To determine the fair market value of such consideration, within twenty
         (20) days of the close of any such sublicense transaction, BSC will afford Angiotech access to all information necessary to determine such consideration; and

         (d) If Angiotech and BSC cannot agree on the fair market value of such consideration under 5(c), or, if any other dispute arises under this Amendment, Angiotech or BSC may submit the matter to arbitration in accordance with Section 10.2 of the Angiotech License Agreement.

    6. BSC agrees that if it exercises its right under this Amendment to grant a sublicense in the Coronary Vascular Field of Use to a third party, BSC will remain liable for BSC's obligations under the Angiotech License Agreement and that no such sublicense shall be effective unless it, as fully executed by the sub-licensee, requires and states in writing, that (1) the sub-licensee agrees to be bound by and comply with (as if it were BSC) the relevant terms of the Licenses and the Angiotech License Agreement, including, but not limited to, Section 6.4, and (2) the sub-licensee agrees that within sixty (60) days after the end of each Contract Quarter during the term of the sublicense, the sub-licensee shall pay to BSC a royalty of at least 12% on all Net Sales by the sub-licensee of Eligible Products (that are covered in the country of sale by one or more valid and enforceable claims included in the Patent Rights) during such Contract Quarter in each of the Geographical Areas. BSC shall pay a royalty of 12% to Angiotech of such Net Sales within (10) days of receipt of royalties from sub-licensee. BSC further agrees that any sales by BSC's sub-licensees will not affect, and in particular shall not (by the action of any provision of the Angiotech License Agreement, including, but not limited to, Sections 3.3 and 8.11 of the Angiotech License Agreement) decrease, any royalty obligations on sales by BSC, its Affiliates, or Distributors.

    7. Angiotech hereby grants to BSC the right for BSC to have third party Distributors distribute Eligible Products. For purposes of this Amendment, a "Distributor" is defined as a third party and its

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         Affiliates whose business is to buy medical devices for resale, but shall in no instance include any third party that, by itself or through its Affiliates (1) in any way manufactures all or any part of stent products or stent-delivery systems for sale in the United States or Europe, or (2) manufactures or provides BSC or its Affiliates with all or any part of any Eligible Products. BSC further agrees that any sales by BSC's Distributors may not be the basis of a royalty reduction pursuant to Sections 3.3 and/or 8.11 of the Angiotech License Agreement.

    8. It is acknowledged that, in the event that BSC distributes Eligible Products through Distributors in any Geographic Area, Net Sales as used in the Angiotech License Agreement shall be calculated from the gross sales by BSC to Distributors, provided that for purposes of this calculation BSC's aggregate average selling price to Distributors of Eligible Products in a Geographic Area other than Japan would not be less than seventy percent (70%) of BSC's aggregate average selling price for direct sales of Eligible Products in the Geographic Area, and provided further that for purposes of this calculation in the event BSC does not have any direct sales in a Geographic Area other than Japan, Net Sales shall be calculated as seventy percent (70%) of the average selling price of Eligible Products as reported to BSC by the Distributors in the Geographic Area.

    9. Angiotech and BSC hereby agree that from September 24, 2004, all provisions, rights, and obligations of Section 8.2 through and including 8.5, and 8.11 of the Angiotech License Agreement shall no longer apply to Cook regarding those matters or actions that relate to the Coronary Vascular Field of Use or to products indicated for use in the Coronary Vascular Field of Use.

    10. Section 8.2 of the Angiotech License Agreement is hereby modified solely as to the enforcement of the NeoRx Technology, and the Angiotech Technology (including the NIH Patent Rights) in the Coronary Vascular Field of Use as follows:

            o 8.2(a) Subject to Angiotech's obligations to NIH and any other third party licensors, BSC shall have in the first instance the right, in its sole discretion and its own expense, to prosecute in its own name any alleged infringements of (i) the NeoRx Technology (as sublicensed to BSC by the December 13, 1999 Agreement With Respect to License Agreement Among Angiotech Pharmaceuticals, Inc., Boston Scientific Corporation and Cook Incorporated) in the Coronary Vascular Field of Use, and (ii) the NIH Patent Rights (as included within the Angiotech Technology) in the Coronary Vascular Field of Use.

            o 8.2(b) As between Angiotech and BSC, (i) BSC agrees to allow Angiotech to participate as a party plaintiff, at its own expense, in any suit brought with respect to infringement of the NeoRx Technology and/or the NIH Patent Rights, and (ii), Angiotech agrees to allow BSC to include Angiotech, at the expense of BSC, as a plaintiff in any suit brought with respect to any such infringement.

            o 8.2(c) As between Angiotech and BSC, (i) Angiotech agrees to allow BSC to participate as a party plaintiff, at BSC's own expense, in any suit brought with respect to infringement of the Angiotech Technology other than the NeoRx Technology or

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                  the NIH Patent rights, and (ii) BSC agrees to allow Angiotech to include BSC, at the expense of Angiotech, as a plaintiff in any suit brought with respect to any such infringement.

            o 8.2(d) The parties agree to consult with each other in good faith on any significant matters relating to such litigation (as set forth in 8.2(a) -(c)) reasonably in advance of any acts regarding such matter so that the other party can timely provide its advice. Significant matters include, for example, initiation of any suit, and any other acts that may adversely affect the interpretation, validity, or enforceability of any patent right under the NeoRx Technology or the Angiotech Technology (including the NIH Patent Rights). BSC agrees to comply with all obligations regarding infringement and patent enforcement set forth in all Licenses, including but not limited to the PHS Agreement.

Section 8.2 of the Angiotech License Agreement remains unmodified other than as to the Coronary Vascular Field of Use.

    11. Section 8.3 of the Angiotech License Agreement is modified solely as to the Coronary Vascular Field of Use as follows:

            o 8.3(a) For any potential infringement of the NeoRx Technology and/or the NIH Patent Rights subject to Section 8.2(a), and subject to Angiotech's obligations to NIH and any other third party licensors, in the event that BSC, within ninety (90) days after being notified by Angiotech of any infringement, shall have been unsuccessful in negotiating with the alleged infringer to cease and desist such infringement and shall not have brought an infringement action, or shall have notified Angiotech that it has determined not to bring an action against the alleged infringer, then, in those events, Angiotech shall have the right to bring an action against such infringer at its own expense. Prior to instituting any such action, Angiotech shall provide at least twenty (20) days written notice of such action to BSC, which shall have the right to confer with Angiotech prior to the filing of such action. BSC agrees to allow Angiotech to include it, at the expense of Angiotech, as a plaintiff in any suit brought with respect to any such infringement.

            o 8.3(b) As between Angiotech and BSC, for any potential infringement of the Angiotech Technology other than the NeoRx Technology and the NIH Patent Rights subject to Section 8.2(c), and subject to Angiotech's obligations to NIH and any other third party licensors, in the event that Angiotech, within ninety (90) days after being notified by BSC of any infringement, shall have been unsuccessful in negotiating with the alleged infringer to cease and desist such infringement and shall not have brought an infringement action, or shall have notified BSC that it has determined not to bring an action against the alleged infringer, then, in those events, BSC shall have the right at its own expense to bring an action against such infringer. Prior to instituting any such action, BSC shall provide at least twenty (20) days written notice of such action to Angiotech, which shall have the right to confer with BSC prior to the filing of such action. Angiotech agrees

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                  to allow BSC to include it, at the expense of BSC, as a
                  plaintiff in any suit brought with respect to any such infringement.

            o 8.3(c) The parties agree to consult with each other on any significant matters relating to such litigation (as set forth in 8.3(a) or (b) reasonably in advance of any acts regarding such matter so that the other party can timely provide its advice. Significant matters include, for example, initiation of any suit, and any other acts that may adversely affect the interpretation, validity, or enforceability of any patent right under the NeoRx Technology or the Angiotech Technology (including the NIH Patent Rights). BSC agrees to comply with all obligations regarding infringement and patent enforcement set forth in all Licenses, including but not limited to the PHS Agreement.

    12. Section 8.3 of the Angiotech License Agreement remains unmodified other than as to the Coronary Vascular Field of Use. Section 8.5 of the Angiotech License Agreement shall be amended to include the following:
         "In no event shall any party other than BSC enter into any settlement, consent judgment, or voluntary final disposition of an action that undermines in any way BSC's rights in the Coronary Vascular Field of Use including, for example, by purporting to grant sub-license rights in the Coronary Vascular Field of Use or to release infringement claims against products indicated for use in the Coronary Vascular Field of Use."

    13. As between Angiotech and BSC, BSC shall provide Angiotech notice of BSC's prosecution of actions for any infringements of any rights within the NeoRx Technology or the NIH Patent Rights in the Coronary Vascular Field of Use. Pursuant to Section 8.5 of the Angiotech License Agreement, Angiotech shall be entitled to require BSC to consult with Angiotech and obtain Angiotech's consent (not to be unreasonably withheld) to enter into any settlement, consent judgment, or other voluntarily final disposition of any actions for any infringements of any rights within the NeoRx Technology or the NIH Patent Rights in the Coronary Vascular Field of Use where such settlement, consent judgment, or other voluntarily final disposition would adversely affect the validity or enforceability of any of the Patent Rights included in the Angiotech Technology, and specifically including the NeoRx Technology and the NIH Patent Rights, in the Peripheral Vascular Field of Use (defined as the endoluminal vascular Licensed Applications for treatment or prevention of disease of the peripheral blood vessels of the body) or in the GI Field of Use (defined as the endoluminal Licensed Applications for the treatment or prevention of disease of the alimentary tract or liver).

    14. Capitalized terms not otherwise defined in this Amendment will carry their meaning as set forth in the Angiotech License Agreement.

    15. Angiotech and BSC agree that, except as expressly provided in this Amendment, the Angiotech License Agreement shall remain unmodified and shall continue in full force and effect.

    16. All provisions of this Amendment, including the preamble and WHEREAS clauses, are material, enforceable terms hereof.

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         IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first set forth above.

ANGIOTECH PHARMACEUTICALS, INC.

By: /s/ William L. Hunter
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Name: William L. Hunter
     -------------------------
Title: President and Chief
       Executive Officer
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BOSTON SCIENTIFIC CORPORATION

By: /s/ Lawrence C. Best
   ---------------------------
Name: Lawrence C. Best
     -------------------------
Title: Chief Financial Officer
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